Free Writing Prospectus

Filed Pursuant to Rule 433

Dated August 27, 2012

Registration Statement No. 333-167489

NEW YORK INVESTOR MEETINGS RETAIL SECURITIZATION AUGUST 27, 2012

Free Writing Prospectus Registration Statement No. 333-167489 Ford Credit Auto Receivables Two LLC (the “depositor”) Ford Credit Auto Owner Trusts (the “issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-866-669-7629.

DISCUSSION AGENDA Business Update 3 Originations & Servicing, Portfolio Performance 15 Retail Securitization R-3 Lease Securitization L-3 Floorplan Securitization F-3 Appendix

Ford Credit has extensive experience in the securitization of U.S. retail installment sale contracts through various channels, including: Public transactions (over 55 since 1989) Private transactions FCAR, our single seller ABCP conduit (since 1996) Bank-sponsored commercial paper conduits Collateral composition has trended in line with the industry and Ford Credit’s strategic focus Structural elements such as credit enhancement, priority of payments and capital structure have remained consistent over time RETAIL SECURITIZATION OVERVIEW Expertise In Originations And Servicing, Coupled With Our Securitization Experience, Has Resulted In Consistent Transaction Performance

 New/Used Car/Light Truck/Utility % of Contracts > 60 month original term Weighted Average FICO ® RETAIL SECURITIZATION RETAIL CONTRACT ABS COLLATERAL COMPOSITION * Primarily non-Ford, Lincoln and Mercury vehicles, which Ford Credit does not categorize

RETAIL SECURITIZATION RETAIL CONTRACT ABS COLLATERAL COMPOSITION Consistent origination and servicing practices lead to predictable portfolio composition Ford Credit selects a cross-section of retail contracts from our portfolio for each securitized pool Pools have reflected trends in the industry and in our business Consistent loss and delinquency trends for both our portfolio and securitized pools

RETAIL SECURITIZATION CONSISTENT UNDERWRITING ACROSS FICO® SCORES Our public retail ABS pools are representative of our portfolio and have been very consistent Customers with FICO® scores below 650 have generally ranged from 16-19% of our business and customers with FICO® scores below 600 have ranged from 6-8% Given our long history of underwriting in this segment of the market, we feel we are better positioned to understand the risk and distinguish good credit from bad FICO ® Score 2011-B 2012-A 2012-B 2012-C Greater than 749 35.7% 35.9% 34.6% 34.3% 700 - 749 16.2 15.4 15.1 15.5 650 - 699 15.3 15.3 15.7 16.0 600 - 649 9.8 10.6 11.3 11.7 250 - 599 6.3 6.7 7.7 7.3 Commercial and No FICO ® Score 16.7 16.1 15.5 15.2 Total 100.0% 100.0% 100.0% 100.0 % Percent Of Initial Pool Balance 19.0% 16.1% 17.3% 19.1%

RETAIL SECURITIZATION CREDIT LOSS PERFORMANCE BY POOL (PUBLIC) Ford Credit Transactions Continue to Demonstrate Consistent Loss Performance Through the Economic Cycle

RETAIL SECURITIZATION DELINQUENCY PERFORMANCE BY POOL (PUBLIC) Delinquencies Over 60 Days Have Remained Within Trend During Adverse Economic Conditions

Excess spread is the amount of funds remaining after making all required monthly payments in the waterfall (fees, expenses, interest and principal payments). Excess spread is released to the holder of residual interest (Ford Credit) each month Class A Notes (“AAA”) Excess spread Reserve account Subordinated Notes Losses are absorbed bottom-up Cash flows are distributed top-down Class A Notes (“AAA”) Class B Notes (“AA”) Class C Notes (“A”) Class D Notes (“BBB”) Reserve Account Overcollateralization Excess spread Ford Credit's “Horizontal Slice” Credit enhancement provides protection against payment shortfalls resulting from losses on securitized pool of retail contracts Rating agency loss expectations and stress scenarios determine required enhancement levels Typically, a AAA rating requires enhancement that provides at least five times expected loss coverage Class A Notes have the full support of all the credit enhancement in the form of: Overcollateralization (builds to target) Non-declining reserve account Subordination of Class B,C,D notes Excess spread Losses on retail contracts in each period are absorbed in the following order: 1st loss position = Excess spread 2nd loss position = Overcollateralization 3rd loss position = Reserve account 4th loss position = Class D notes 5th loss position = Class C notes 6th loss position = Class B notes RETAIL SECURITIZATION RETAIL SECURITIZATION STRUCTURE

RETAIL SECURITIZATION TRANSACTION STRUCTURE Credit enhancements in our retail securitization programs are: Cash reserve Subordination of junior notes Overcollateralization (including residual interest in trust) Excess spread Total enhancement for AAA rated Class A Notes typically exceeds 7% Transactions structured to build credit enhancement over time Conservative structure is designed for investor, agency and underwriter comfort Senior/subordinate, sequential pay structure Consistent structure for more than fifteen years

RETAIL SECURITIZATION HISTORIC CREDIT ENHANCEMENT BY SERIES PUBLIC RETAIL 2001-E 0.0% 2.5% 5.0% 7.5% 10.0% 12.5% 15.0% 17.5% 20.0% 22.5% 25.0% 27.5% 30.0% 32.5% 35.0% 37.5% 40.0% 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 35 37 39 41 Credit Enhancement as % of Receivable Balance Period Class A Class B Class C Class D AAA A BBB BB AAA AAA A+ A - BB AA - A BB 1.96% Net Loss 2.40% Net Loss 10/31/2001 6/18/2004 11/17/2003 Memo: - Cumulative Net Losses 2.71% - Ratings Provided by Standard & Poor's

Rating Upgrades on Public Retail Transactions (S&P/Moody’s/Fitch) RETAIL SECURITIZATION HISTORICAL RATING ACTIONS * For 2009-A, 2009-B, and 2009-C no subordinated notes were structured ** Rated by DBRS not Fitch Class B Class C Class D Deal* Initial Present Initial Present Initial Present 2008-B A+/Aa3/A AA+/Aaa/AAA BBB+/A3/BBB AA/Aaa/AAA BB+/Ba1/BB A/Aaa/A 2008-C A+/Aa3/A AA+/Aaa/AAA BBB+/A2/BBB AA/Aaa/AAA BB+/Baa3/BB A/Aaa/A 2009-D AA/Aa2/AA** AA+/Aaa/AAA** A/A1/A** AA-/Aaa/AA** BB+/A3/BB(high)** A/Aaa/BBB(high)** 2009-E AA/Aa2/NR AA+/Aaa/NR A/A1/NR AA-/Aaa/NR BB+/A2/NR A-/Aaa/NR 2010-A AA/NR/AA AA+/NR/AAA A/NR/A AA/NR/AAA BBB/NR/BBB AA-/NR/AA 2010-B NR/Aa1/AA NR/Aaa/AAA NR/Aa2/A NR/Aaa/AAA NR/A1/BBB NR/Aaa/AA 2011-A AA+/Aa1/AA AA+/Aaa/AAA A+/Aa2/A A+/Aaa/AA BBB+/A1/BBB BBB+/Aaa/A 2011-B AA+/NR/AA AA+/NR/AA A+/NR/A A+/NR/A BBB+/NR/BBB BBB+/NR/BBB 2012-A AA+/Aa1/NR AA+/Aa1/NR AA-/Aa3/NR AA-/Aa3/NR A-/A2/NR A-/A2/NR 2012-B AA+/NR/AA AA+/NR/AA AA-/NR/A AA-/NR/A BBB+/NR/BBB BBB+/NR/BBB 2012-C AA+/Aa1/NR AA+/Aa1/NR AA-/Aa2/NR AA-/Aa2/NR BBB+/A1/NR BBB+/A1/NR

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